EXHIBIT 99.4

December X, 2025

Veri Medtech Holdings, Inc.

1600 International Drive, Suite 600

Mclean, VA 22102

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 (the “Registration Statement”) of Veri Medtech Holdings, Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Todd Jones
Name:	Todd Jones